Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Celsius Launches Nationwide LIVE FIT Tour

New York City Tour to Launch September 7th

Boca Raton, FL (August 22, 2019) – Celsius Holdings, Inc. (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, today announced that the Company is launching its first national guerilla marketing tour, which will make its way across the U.S. The Live Fit Tour will officially kick off in NYC on September 7th with a CELSIUS® branded pop up fitness event in Union Square. The brand owned event will feature various interactive fitness activities including outdoor classes hosted by popular local instructors from several nationwide fitness chains, as well as competitive activities to inspire attendees and influencers to find what motivates them to live an active lifestyle.

The CELSIUS® Live Fit Tour will be bringing its proprietary and clinically proven healthy functional energy drink to 11 cities (New York City, Boston, Seattle, Portland, San Francisco, Los Angeles, San Diego, Phoenix, Dallas, Miami, Orlando, and Tampa) with a goal of inspiring and creating a movement which energizes each city with approximately 300,000 samples to be distributed along the way. In addition, the Live Fit Tour will also be stopping at various retailers, distributors, local events, and fitness partners like Planet Fitness, Gold’s Gym and 24 Hour Fitness.

“With CELSIUS®’s increased national availability and impressive distribution growth, the decision to launch our National Live Fit Marketing initiative at this time was a strategic one,” commented John Fieldly, President and Chief Executive Officer. “Our year-over-year revenue growth of 73% in the second quarter of 2019, as well as expansion with national retailer partners including Target, CVS, Rite Aid, 7-Eleven and Kroger, and the addition of significant DSD partners, makes this the time right time to continue to disrupt the market and drive further trial and awareness in these key geographies.”

“Following our recent launch in New York City and our distribution agreement with Big Geyser, New York’s largest independent non-alcoholic beverage distributors, which serves 20,000 locations in the five boroughs of New York City. We believe that launching our Live Fit Tour in the NYC metropolitan area will further leverage our partnership and presence in the market. Through our core LIVE FIT brand position, we created a tour which will promote~~s~~ an active lifestyle that is aligned with our healthy, functional fitness forward position and targets today’s health minded consumer.”

Trend forward functional energy brand has gained momentum as CELSIUS® is growing faster than the category, at a reported 38.6%, year to date (Last 52 Weeks Ending 7.14.2019, SHELF STABLE FUNCTIONAL BEVERAGE, SPINSscan Conventional Markets: TOTAL US – CONVENIENCE).

Interested in carrying CELSIUS® as a distributor or in your retail cooler? Contact SALES@CELSIUS.COM

Media inquiries or more information about the Live Fit Tour. Contact kwatson@celisus.com

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), is a global company with a proprietary, clinically proven formula for its brand CELSIUS® and all its sub-brands. A lifestyle fitness drink and a pioneer in the rapidly growing performance energy sector, CELSIUS® has four beverage lines that each offer proprietary, functional, healthy-energy formulas clinically-proven to offer significant health benefits to its users. The four lines include, CELSIUS® Originals, CELSIUS HEAT™, CELSIUS® On-the-Go, and CELSIUS® Sweetened with Stevia. CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® is backed by six university studies that were published in peer-reviewed journals validating the unique benefits CELSIUS® provides. CELSIUS® is sold nationally at Target, CVS, GNC, Vitamin Shoppe, 7-Eleven, Dick’s Sporting Goods, The Fresh Market, Sprouts and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s and Food Lion. It is also available on Amazon, at fitness clubs and in select micro-markets across the country. For more information, visit CELSIUS® at www.celsius.com or Celsius Holdings, Inc., at www.celsiusholdingsinc.com.

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